Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	January 7, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES MANAGEMENT CHANGES
Thor Industries, Inc. (NYSE:THO) today announced changes in its management structure to propel further growth and performance within its existing business segments, and to develop new growth opportunities in related business segments.
Ron Fenech, currently President of Keystone RV has been appointed Senior Group President, with all Thor RV divisions reporting to him. “Over the past eight years as President, Ron Fenech has been an important driver of Thor’s largest and most profitable company, Keystone. Thor’s other RV companies will now also share in the benefits of his leadership,” said Peter B. Orthwein, Thor Chairman, CEO & President. “Under Ron’s direction, Thor’s RV divisions will remain separate and distinct companies in the marketplace, serving their distinct dealer networks.” Mr. Fenech will report directly to Mr. Orthwein.
Richard “Dicky” Riegel, currently Thor’s Chief Operating Officer becomes Senior Group President, with responsibility for Thor’s bus group, Thor investor relations, and for developing new business segments related to Thor’s existing lines of business. “One of Thor’s biggest opportunities is to utilize its strong cash flow to enter a new, related business segment and Dicky Riegel is the ideal person to head up that effort,” said Mr. Orthwein. “Dicky has been instrumental in driving substantial growth during his presidency of Airstream and in his role as Thor’s COO. With his skills and talents, he will help shape the future of Thor by identifying new businesses for the company.” Andrew Imanse remains Group President, Thor Commercial Bus division and will continue to report to Mr. Riegel, who will report to Mr. Orthwein.
Bob Martin, currently Exec. V.P. of Keystone RV, has been appointed President of Keystone RV. “Bob has been an integral part of the Keystone team since our early days, and we have been preparing for this move with Bob for the past three years,” said Ron Fenech. “Bob understands what makes Keystone great, and I am excited about Keystone’s future under his leadership.”
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.